Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this “Agreement”), delivered September 29, 2014 (the “Offer Date”) confirms the following understandings and agreements between HealthEquity, Inc., a Delaware corporation (the “Company”) and E. Craig Keohan (hereinafter referred to as “you” or “your”).
In consideration of the promises set forth herein, you and the Company agree as follows:
1.            Opportunity for Review; Acceptance.  You have until October 21, 2014 (the “Review Period”) to review and consider this Agreement.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to Frode Jensen, by email (fjensen@healthequity.com) or by a recognized national overnight courier service to the address specified above.  Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying Frode Jensen, in writing by email (fjensen@healthequity.com) or by recognized national overnight courier to the address specified above.  To be effective, such revocation must be received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day following its execution.  Provided that this Agreement is executed and you do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date (the “Effective Date”).  In the event that you fail to execute and deliver this Agreement prior to the expiration of the Review Period, or if you otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

2.            Employment Status and Separation Payment.

(a)            Employment Status.  You acknowledge and agree that your employment with the Company and any of its direct and indirect parent(s), subsidiaries, and affiliates (collectively, with the Company, the “Company Group”) will terminate effective as of midnight on October 31, 2014 (the “Separation Date”).  You agree that you will not represent yourself as being an employee, officer, agent, or representative of the Company or any other member of the Company Group.  You hereby confirm your resignations from all offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company and (to the extent applicable) any other member of the Company Group effective as of the Separation Date; provided that you are not required to resign from any industry groups or committees that you have joined in your individual capacity.

(b)            Accrued Benefits.  The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company and any other member of the Company Group, except as otherwise provided herein.  On or prior to the Company’s next regularly scheduled payroll date on or following the Separation Date, you will be paid for all of your earned but unpaid salary, your accrued but unused vacation as of the Separation Date, and any reasonable business expenses incurred prior to August 24, 2014 and properly submitted in accordance with Company policy; provided, that, with respect to any business expenses, you represent that you have submitted all outstanding business expense requests for reimbursement to the Company, including all supporting documentation and have paid all outstanding personal expenses that you owe to the Company.  In addition, you will be entitled to continue medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and additional information concerning such benefits will be provided to you under separate cover.

(c)            Separation Benefits.  In consideration of your release and waiver of claims set forth in paragraph 3 below and in the Supplemental Release of Claims attached as Exhibit B (the “Supplemental Release”), and subject to your execution and non-revocation of this Agreement, and continued compliance with this Agreement, including, but not limited to, paragraph 13 hereof, you acknowledge and agree that you will not be eligible for any compensation or benefits after the Separation Date except for the following (the compensation and benefits provided in this paragraph 2(c) the “Severance Benefits”):

(i) Continued payment of your current base salary through December 31, 2014, payable in accordance with the Company’s regular payroll practices;
(ii) An amount equal to $100,000, payable in a lump sum on or before January 15, 2015;

(iii)     Subject to your election of COBRA continuation coverage for you and your dependents under the Company’s group health plan, a monthly payment on the first regularly scheduled payroll date during each month through December 31, 2014 following the Separation Date of an amount equal to the “applicable employer contribution” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (iii) shall cease in the event that you become eligible to receive any health benefits, including through a spouse’s employer, during such period. For purposes hereof, the “applicable employer contribution” shall be equal to an amount such that the cost to you of your monthly COBRA premiums will be no more than your share of the cost immediately prior to the Separation Date for medical, dental and vision benefits under the Company’s health, dental and vision plans, as applicable;

(iv)     All of the outstanding and vested stock options to purchase the Company’s common stock granted to you will remain exercisable until the date that is thirty (30) days following the expiration of the “lock-up” period set forth in the lock-up agreement you entered into in connection with the Company’s initial public offering, and will otherwise remain subject to all of the provisions of the Company’s 2009 Stock Plan (the “Stock Plan”) and applicable award agreement; and

(v) The Company will pack and ship, at its expense, your personal property from the Company’s offices and other locations in Utah and Kansas City to Chandler, Arizona.
(d)            Deferral of Payments.  Notwithstanding the foregoing, in the event that any regular payroll date occurs prior to the Effective Date, any amount that would otherwise have been payable pursuant to paragraph 2(c) shall be deferred and paid on the first regularly scheduled payroll date following the Effective Date.

(e)            Forfeiture of Certain Options.  Notwithstanding anything herein or in any other agreement to the contrary, you hereby agree that the options to purchase 12,500 shares of the Company’s common stock granted to you under the Stock Plan on October 25, 2011 that will vest on October 25, 2014 (the “2014 Options”) may not be exercised until the day following the expiration of the Supplemental Release Revocation Period, as defined in the Supplemental Release, and in the event you exercise your right to revoke this Agreement or the Supplemental Release, the 2014 Options will immediately be forfeited for no consideration.  Any attempt to exercise the 2014 Options in violation of the foregoing shall be void ab initio.

(f)            Restrictive Covenants.  You acknowledge and agree that, notwithstanding any other provision of this Agreement, if you materially breach any obligation under this Agreement, including but not limited to, any obligation under paragraph 13 hereof, or there is a final determination by a court of competent jurisdiction or an arbitrator, or an agreement by you as part of a settlement, that you are otherwise liable to any member of the Company Group, the Company retains the right to recoup any and all payments and benefits provided for in this paragraph 2, any damages suffered by the Company or any member of the Company Group, plus reasonable attorney’s fees incurred in connection with such recovery and, to the extent that any portion of the Severance Benefits have not been fully distributed to you, the Company reserves the right to stop all future disbursements of such Severance Benefits, except to the extent that such action is prohibited by law or would result in the invalidation of the release provided by you under this Agreement.  You agree that any breach of the covenants in paragraph 13 shall be deemed a material breach of an obligation under this Agreement.

(g)            Full Discharge.  You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)).

(h)            Taxes.  Amounts provided hereunder, including without limitation the Severance Benefits, are subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

3.            Release and Waiver of Claims.

(a)            As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)            For and in consideration of the payments and benefits described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, as of the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, members, shareholders (including any management company of a shareholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties) and the Utah Antidiscrimination Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which you also hereby expressly waive.

(c)            You certify that as of the date of this Agreement, you have reported all accidents, injuries or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

(d)            You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts.  Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release.

(e)            Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your right to elect COBRA continuation coverage), (iii) your right to indemnification as a former officer of the Company whether by law, contract or articles or bylaws of the Company, or (iv) any claims that cannot be waived by law.

(f)            You acknowledge and agree that, by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 3.  Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

4.            Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:

(a)            are able to read the language, and understand the meaning and effect, of this Agreement;

(b)            have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)            are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Severance Benefits, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d)            acknowledge that but for your execution of this Agreement, you would not be entitled to the Severance Benefits;

(e)            had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(f)            have not relied upon any representation or statement not set forth in this Agreement made by the Company Group or any of its representatives;

(g)            were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(h)            have signed this Agreement knowingly and voluntarily.

5.            No Suit.  You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.  This paragraph shall not apply, however, to any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency pursues any claims relating to your employment with the Company or any member of the Company Group, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by you.

6.            Supplemental Release of Claims.  You agree to execute the Supplemental Release after the Separation Date and to deliver the executed Supplemental Release on or after the Separation Date.  You agree that all Company Group covenants that relate to its obligations beyond the Separation Date and your right to exercise the 2014 Options are contingent on your execution of (and not revoking) the Supplemental Release.

7.            No Re-Employment.  You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group.  You affirmatively agree not to seek further employment with the Company or any other member of the Company Group.  You acknowledge that if you re-apply for or seek employment with the Company or any other member of the Company Group, the Company’s or any other member of the Company Group’s refusal to hire you based on this provision will provide a complete defense to any claims arising from your attempt to apply for employment.

8.            Successors and Assigns.  The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

9.            Severability; Third Party Beneficiaries.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.  You acknowledge and agree that each of the Company Parties shall be a third party beneficiary to the releases set forth in paragraph 3, with full rights to enforce this Agreement and the matters documented herein.

10.            Non-Disparagement.

(a)            You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, employees, shareholders (including any management company of a shareholder), or affiliates in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group.

(b)            The Company will instruct its directors and officers to refrain from making disparaging or defamatory public comments regarding you or concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group. The Company’s obligations under this paragraph 10 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

(c)            You and the Company agree to the agreed upon-statement attached hereto as Exhibit A which the Company and you will use in responding to questions about your departure.

11.            Cooperation.

(a)            You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph.

(b)            You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt notice of such request to Frode Jensen, the Company’s General Counsel (or his successor or designee, respectively) and will make no disclosure until the Company and/or the other member of the Company Group have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph.

(c)            Notwithstanding any provision of this Agreement to the contrary, nothing herein shall prevent or interfere with your ability to communicate with the EEOC or any fair employment practices agency on any subject, and nothing herein shall prevent or interfere with either party’s ability to testify in any administrative or judicial proceeding.

12.            Company Group Information.  You acknowledge that, during the course of your employment, you had access to information about the Company Group and your employment with the Company brought you into close contact with confidential and proprietary information of the Company Group.  In recognition of the foregoing, you acknowledge and agree, at all times following the Separation Date, to hold in confidence, and not to use or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that you obtained or created during the course of your employment.  You further agree not to make copies of such Confidential Information.  You understand that “Confidential Information” means confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information relating to the Company Group, or that the Company Group may receive belonging to clients, accounts, customers or others who do business with the Company Group.  You understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of Company Group’s business which is either information not known by actual or potential competitors of the Company Group or is confidential or proprietary information of the Company Group or its clients, accounts, customers or licensees, whether of a technical nature or otherwise.  Notwithstanding the foregoing, Confidential Information shall not include (a) any of the foregoing items which have become publicly and widely known through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved or (b) any information that you are required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event you will give the Company prompt written notice thereof and a reasonable period of time to allow the Company Group to seek an appropriate protective order with respect to such Confidential Information.

13.            Restrictions on Interfering.

(a)            Non-Competition.  During the Post-Termination Non-Compete Period (as defined below), you agree that you shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, executive, or in any other capacity or relationship, engage in any Competitive Activities (as defined below) anywhere in the world without the consent of the Company, which consent shall not be unreasonably withheld; provided, however, the foregoing shall not prevent you from owning less than five percent (5%) of the publicly traded securities in an enterprise.

(b)            Non-Interference.  During the Post-Termination Non-Interference Period (as defined below), you shall not, directly or indirectly, for your own account or for the account of any other individual or entity, engage in Interfering Activities (as defined below).

(c)            Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)     “Competitive Activities” shall mean the business of acting as custodian, advisor, administrator, or service provider for health savings accounts, flexible spending arrangements, health reimbursement arrangements,  or tax-advantaged retirement plans (including but not limited to 401k plans and Individual Retirement Accounts), or any other business activities in which the Company is engaged (or has committed plans to engage) prior to the Separation Date.

(ii)     “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment with or services to (or in the case of a consultant, materially reducing such services) the Company Group; (B) hiring any Person who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any now current client, account, customer, or licensee of any member of the Company Group to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfere with the relationship between any now current client, account, customer, or licensee and the Company Group.

(iii)     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(iv) “Post-Termination Non-Compete Period” shall mean the period commencing on the Separation Date and ending on the nine (9) month anniversary of the Separation Date.
(v) “Post-Termination Non-Interference Period” shall mean the period commencing on the Separation Date and ending on the twenty-four (24) month anniversary of the Separation Date.
14.            Continuing Obligations.  You acknowledge and agree that the execution of this Agreement does not alter your obligations to the Company and/or the Company Group under any confidentiality, non-compete, non-solicit, invention assignment, or similar agreement or arrangement to which you and any member of the Company Group are a party.

15.            Return of Property.  You agree that you will promptly return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, laptop computer, cell phone, mobile device, beeper, keys, credit card, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code; provided that the Company will transfer to you ownership of your mobile phone and assign to you the telephone number for that device.  You further acknowledge and agree that the Company shall have no obligation to provide the Severance Benefits referred to in paragraph 2 above unless and until you have satisfied all your obligations pursuant to this paragraph.

16.            Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.  Accordingly, this Agreement may not be admissible in any forum as an admission, but only in an action to enforce it.

17.            Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

18.            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF

UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  EACH OF THE PARTIES CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT.

19.            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
*            *            *            *            *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.
HEALTHEQUITY, INC.
By:	/s/ Jon Kessler
Jon Kessler
President and Chief Executive Officer

Dated: October 23, 2014
-and-

E. CRAIG KEOHAN
/s/ E. Craig Keohan

Dated: October 21, 2014

[Signature Page to E.Craig Keohan’s Separation and Release Agreement]

EXHIBIT A

Craig Keohan has decided to resign from the Company for personal reasons.  The Company thanks him for his contributions to its success, and wishes him well in his future endeavors.

Exhibit B
SUPPLEMENTAL RELEASE OF CLAIMS
This Supplemental Release of Claims (this “Release”) is being executed and delivered in accordance with paragraph 6 of the Separation and Release Agreement (the “Separation Agreement”), between HealthEquity, Inc., a Delaware corporation (the “Company”) and E. Craig Keohan (referred to herein as “I” or “me” or “myself”), delivered September 29, 2014.
As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the payments and benefits described in the Separation Agreement, and other good and valuable consideration, I, E. Craig Keohan, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise and discharge each of the Company, its direct and indirect parent(s), subsidiaries and affiliates (collectively, with the Company, the “Company Group”) and their successors and assigns, together with their respective officers, directors, partners, members, shareholders (including any management company of a shareholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or any member of Company Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties) and the Utah Antidiscrimination Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts.  Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.
Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i) my rights with respect to payment of amounts under the Separation Agreement, (ii) my right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which I participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including my rights to elect COBRA continuation coverage), (iii) my right to indemnification as a former officer of the Company whether by law, contract or articles or bylaws of the Company, or (iv) any claims that cannot be waived by law.
I acknowledge and agree that by virtue of the foregoing, I have waived any relief available to me (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release.  Therefore I agree that I will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release.
I expressly acknowledge and agree that I –
•     Am able to read the language, and understand the meaning and effect, of this Release;
•     Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
•     Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits (as defined in the Separation Agreement), which the Company has agreed to provide because of my agreement to accept them in full settlement of all possible claims I might have or ever had, and because of my execution of the Separation Agreement and this Release;
•     Acknowledge that but for my execution of this Release, I would not be entitled to the benefits described in the Separation Agreement;
•     Had or could have twenty-one (21) days in which to review and consider this Release (the “Supplemental Release Review Period”), and that if I execute this Release prior to the Supplemental Release Review Period, I have voluntarily and knowingly waived the remainder of the Supplemental Release Review Period;
•     Have not relied upon any representation or statement not set forth in this Release made by the Company Group or any of its representatives;
•     Was advised to consult with my attorney regarding the terms and effect of this Release; and
•     Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge or lawsuit, I agree that I shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of

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such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom I have filed such a complaint, charge, or lawsuit.  This paragraph shall not apply, however, to any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or similar agency; provided, however, that if the EEOC or similar state agency pursues any claims relating to my employment with the Company or any member of the Company Group, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the benefits described in the Separation Agreement will control as the exclusive remedy and full settlement of all such claims by me.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution (the “Supplemental Release Revocation Period”), during which time I may revoke my acceptance of this Release by notifying Frode Jensen, in writing, by email (fjensen@healthequity.com) or by recognized national overnight courier to the address specified above.  To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution.  Provided that the Release is executed and I do not revoke it during the Supplemental Release Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date.  I acknowledge and agree that if I revoke this Release during the Supplemental Release Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to provide me the benefits described in the Separation Agreement.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns.  If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
*            *            *

E. Craig Keohan
Date: _______________ ___, 2014

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